EXHIBIT 99.1

Quanex Corporation Conversion Rights Triggered On Convertible Debentures

HOUSTON, Aug. 2, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today announced that the Company's $125 million aggregate principal amount of 2.50% Convertible Senior Debentures due May 15, 2034, are convertible by holders effective August 1.

The convertibility was triggered during the fiscal quarter ended July 31, 2007, in which the closing price of the Company's common stock exceeded the contingent conversion threshold price of approximately $30.54 for at least 20 of the last 30 trading days of the quarter. As a result, holders may convert the principal amount of their Debentures during the fiscal quarter ending October 31, 2007, in accordance with the terms of the indenture. On January 26, 2005, the Company announced that it had irrevocably elected to settle the principal amount of its Debentures in cash when they become convertible and are surrendered by the holders thereof. The Company retains its option to satisfy any premium obligation (stock price in excess of conversion price) with shares, cash, or a combination of shares and cash.

Quanex Corporation, with fiscal 2006 sales of $2 billion, is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 15, 2006) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            713-877-5327
          Valerie Calvert
            713-877-5305